UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2008

MEDPRO SAFETY PRODUCTS, INC.
(Formerly, Dentalserv.com)
(Exact name of registrant as specified in Charter)

Nevada	000-49768	91-2015980
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification
incorporation or organization)		No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices)

(859) 225-5375
(Issuer Telephone number)

Dentalserv.com
20 West 55th Street, 5th Floor
New York, NY 10010
(Former name or former address, if changed since last filing)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On July 15, 2008, MedPro Safety Products, Inc. entered into two Medical Supply Manufacturing Agreements with Greiner Bio-One GmbH, a division of Greiner Bio-One International AG, an international manufacturer and supplier of medical products with locations in Austria, Germany, Hungary, United States and Brazil as well as a worldwide distribution network. The two agreements grant Greiner the right to manufacture, market and distribute MedPro’s Vacu-Mate tube-activated and skin-activated blood collection systems and its winged “butterfly” safety needle system. Each agreement extends for a six-year term from the commencement of initial commercial manufacturing of the applicable product. Greiner agreed to pay MedPro a production royalty per unit on a minimum volume of units of each product over the term of the agreements plus additional cash amounts to acquire the production lines for the products.

     The agreement with Greiner for the exclusive right to manufacture, market and distribute our tube-activated blood collection system and our skin activated blood collection device supersedes and replaces our prior distribution agreement with Greiner for the tube-activated blood collection system. Under the new agreement, MedPro must use commercially reasonable efforts to design, construct, complete and successfully test an initial automated production line (“IPL”) for delivery to Greiner at a mutually acceptable date not before March 31, 2009. The IPL includes molds, automation, packaging and associated engineering as required. Greiner will pay MedPro an amount not to exceed $5.1 million for the IPL in three installments, beginning October 1, 2008 with the final payment due March 31, 2009. In addition, MedPro must use commercially reasonable efforts to commence production of a secondary automated production line approximately 24 months after completion of the IPL, depending on volume requirements determined by Greiner. The date for completion and shipment will be determined by the parties. Greiner will pay MedPro an amount not to exceed $3.5 million for the second product line in three installments, the first of which shall be due upon initiation of the design review with Greiner.

     Greiner is expected to produce a designated minimum number of units each year during the first five years of the agreement, totaling 275 million units for the five-year period. Greiner is obligated to pay us a production royalty of $0.12 per unit; however, once 275 million units have been manufactured, the production royalty will decrease to $0.11 per unit. Greiner has the right to continue to manufacture the products and pay the production royalty in year six. There will be no minimum annual production requirement for year six if Greiner has not sold 275 million units during the first five years. However, if Greiner actually produces less than 275 million units during the first five years of the term, then Greiner will not have to pay the applicable production royalty on units produced during year six until the aggregate number of units produced for years one through six exceeds 275 million and the minimum royalty on 275 million units has been paid to MedPro by the end of the fifth year.

     Greiner also entered into an agreement with us for the exclusive right to manufacture, market and distribute our winged “butterfly” safety needle system on similar terms. Under the agreement for the winged butterfly product, MedPro must use commercially reasonable efforts to produce an initial design plan for the product, including estimate of component costs, production line costs, automation line costs, and a cost estimate of the fully designed product for review and approval by Greiner by October 1, 2008. Upon approval, MedPro will initiate the construction of an automated production line. Greiner will pay MedPro an amount not to exceed $5 million in exchange for the production line for this product. Greiner will make an initial payment of $1 million upon delivery and acceptance of the initial design plan by Greiner on or before October 1, 2008. Thereafter, the balance shall be paid in three equal installments upon (1) completion and acceptance of the final production design, (2) when MedPro orders production line equipment and (3) validation of the final production line.

     Greiner is expected to produce a designated minimum number of units each year during the first five years of the agreement, totaling 75 million units for the five-year period. Greiner has agreed to pay a production royalty of $0.15 per unit for the first 30 million units, $0.14 per unit for the next 45 million units, and $0.13 per unit for all units thereafter. Greiner has the right to continue to manufacture the products and pay the production royalty in year six. There will be no minimum annual production requirement for year six if Greiner has not sold 75 million units during the first five years. However, if Greiner actually produces less than 75 million units during the first five years of the term, then Greiner will not have to pay the applicable production royalty on units produced during year six until the aggregate number of units produced for years one through six exceeds 75 million and the minimum royalty on 275 million units has been paid to MedPro by the end of the fifth year.

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Medical Supply Manufacturing Agreement as of July 15, 2008 between MedPro Safety Products, Inc. and Greiner Bio-One GmbH (blood collection products).

10.2	Medical Supply Manufacturing Agreement as of July 15, 2008 between MedPro Safety Products, Inc. and Greiner Bio-One GmbH (winged butterfly product).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Date: July 21, 2008	By:	/s/ Walter Weller

Walter Weller,
President and Chief Operating
Officer